FIELDPOINT PETROLEUM PROVIDES HEDGING DETAILS

AUSTIN, TX – (PRNEWSWIRE) – February 21, 2012 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today details of a hedging agreement that it has in place for the first half of 2012.

Ray Reaves, President and CEO for FieldPoint stated “As most of you know, during the second half of last year the board of directors decided that it would be wise to protect cash flow by hedging, and we put in place a costless collar with an $85 floor and $102.50 ceiling. That was in effect from July 1, 2011 to December 31, 2011.  When it became time to replace this program, we were able to obtain a costless collar with a $95 floor and $106.50 ceiling. The Company decided to hedge 200 barrels per day, believing that in this price range this would give us sufficient protection should dramatic price reductions occur, even though this represents about half of our current daily oil production.  This hedging agreement will be in effect until June 30, 2012.”

Mr. Reaves went on to say, “Hedging provides insurance against lost revenue, and like most insurance, you hope that you never need to collect on a claim.  The costless collar provides a unique form of insurance where you also may never need to make a premium payment.  I believe that your board of directors has chosen a program that is well tailored to fit FieldPoint’s needs during this time period.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com